Exhibit 99.1

O-I Elects to Redeem Convertible Preferred Stock

PERRYSBURG, Ohio, Feb. 29, 2008 — Owens-Illinois, Inc. (NYSE: OI) today announced that its Board of Directors has elected to redeem its outstanding convertible preferred stock (par value $0.01).  The redemption date is March 31, 2008.  All of the 9,050,000 shares of convertible preferred stock will be redeemed for the common stock of the Company according to the applicable certificate of designations.  Preferred shareholders that choose not to convert prior to the redemption date will receive 0.9424 shares of O-I common stock in exchange for each share of convertible preferred stock owned.  Preferred shareholders’ conversion right will terminate at the close of business on March 28, 2008, one business day prior to the redemption date. The Company will cease paying the current 4.75% annual dividend upon the redemption date.

About O-I

Millions of times a day, O-I glass containers deliver many of the world’s best-known consumer products to people all around the world.  With the leading position in Europe, North America, Asia Pacific and Latin America, O-I manufactures consumer-preferred, 100 percent recyclable glass containers that enable superior taste, purity, visual appeal and value benefits for our customers’ products.  Established in 1903, the company employs more than 24,000 people with 83 manufacturing facilities in 22 countries.  In 2007, net sales were $7.6 billion.  For more information, visit http://www.o-i.com.

Media Contact: O-I, Lauren Dubilzig, +1 567-336-1312.

Investor Relations Contact: O-I, Sasha Sekpeh, +1 567-336-2355.

Copies of O-I news releases are available at the O-I Web site at www.o-i.com; or at www.prnewswire.com.